Exhibit 99B.10

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 1, 2001, relating to the financial statements and financial highlights which appear in the April 30, 2001 Annual Report to Shareholders of Segall Bryant & Hamill Mid Cap Fund (a series of Advisors Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
August 27, 2001